Exhibit 99.1

221 East Hickory Street
Mankato, MN 56001

For Immediate Release

Contact:	Paul Bertino
HickoryTech
507-387-1889
paul.bertino@hickorytech.com

HickoryTech Approved to Provide Digital TV to City of North Mankato
City becomes the 10th community served by HickoryTech’s triple play offering

MANKATO, Minn. – Oct. 18, 2006 – HickoryTech Corporation (Nasdaq: HTCO) announced that it will add Digital TV to the list of communications products and services available to the residents of North Mankato. The North Mankato City Council unanimously approved a cable television franchise agreement on Oct. 16, 2006 and HickoryTech Digital TV services will be available to the community beginning in the spring of 2007. Residents can subscribe to services on a stand-alone basis or as part of a bundle including Digital TV, high-speed DSL, local telephone, and long distance all from one local company on one bill.

North Mankato is the 10th city and the largest community to date to be served by HickoryTech with this three-service offering.  North Mankato is a northern suburb of the City of Mankato, which is located 100 miles south of the Twin Cities and includes over 4,500 households.  Currently HickoryTech provides Digital TV service in the cities of Eagle Lake, Ellendale, Faribault, Lake Crystal, New Richland, St. Peter, St. Clair, and Waseca.  In addition, Janesville will be served under the same timeline as North Mankato, in the spring of 2007.

“The City of North Mankato is pleased to have competitive TV cable service offered by Hickory Tech,” said Wendell Sande, North Mankato city administrator.

Gary Zellmer, North Mankato mayor added, “We believe our residents will respond favorably to having a choice of providers and service packages. We look forward to the start up of service.”

HickoryTech offers over 200 channels in five package options that allow customers to select additional channels of their choice for a truly personalized service with robust features.  Digital TV delivers a crystal-clear image and offers premium tier channels. Hispanic and sports tier channels are offered, in addition to HBO®, Cinemax®, Starz®, Encore®, Showtime®, pay-per-view and commercial-free music programming.

“We are very excited to be able to expand our Digital TV service to North Mankato.  Our affordable alternative for TV service features exceptional digital picture quality unmatched by our competition and shows HickoryTech’s commitment to bring value to our customers,” said Damon Dutz, president of HickoryTech’s Consumer Solutions Division. “Our attractive programming packages allow our customers to reap the added benefit of discounts with a bundled suite of services plus top notch customer service.”

HickoryTech offers Digital TV delivered with high-speed Internet over an advanced fiber neighborhood network.  The signal is transported over existing infrastructure and unique to this service is the ability to display caller ID information directly on the TV screen.

Customers seeking additional information should contact HickoryTech by calling 866-HICKORY or by visiting the company’s Web site at www.HickoryTech.com.

About  HickoryTech:

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 480 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a state wide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com or call 1-866-HICKORY.

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